Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-185004, 333-95595, 333-107489, 333-113943 and 333-148096) and Forms S-3 (File Nos. 333-178557) of our reports dated November 13, 2014, relating to (i) the consolidated financial statements and financial statement schedule of Tyco International Ltd. and subsidiaries (the “Company”) and (ii) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tyco International Ltd. and subsidiaries for the fiscal year ended September 26, 2014.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 13, 2014